EXHIBIT 99.1

THE CHARLES SCHWAB CORPORATION

News Release

Contact:
MEDIA Greg Gable Charles Schwab Phone: 415-636-5847	INVESTORS/ANALYSTS Rich Fowler Charles Schwab Phone: 415-636-9869

SCHWAB NAMES MARJORIE MAGNER TO BOARD OF DIRECTORS

SAN FRANCISCO, Jan. 31, 2006--The Charles Schwab Corporation today announced the appointment of Marjorie Magner to its board of directors, effective Jan. 26, 2006. She becomes the 12th member of the Schwab Board.

Magner, 56, was chairman and CEO of the Global Consumer Group for Citigroup until her retirement in October, 2005, following a nearly 20-year career at Citigroup. She brings to the Schwab board more than 30 years of exceptional leadership experience, built up through a variety of management roles at Citigroup and Chemical Bank.

"I'm delighted to welcome Marge to our board," said Charles R. Schwab, founder, chairman and CEO of The Charles Schwab Corporation. "She has a tremendous background in all facets of retail banking, as well as vital experience managing sustained growth within a financial services organization, both of which are central priorities of Schwab's business today."

Magner has been widely recognized for her business leadership, including recognition on the FORTUNE magazine list of Most Powerful Women in Business in 2000 through 2004. She currently is a member of the Board of Trustees of the Brooklyn College Foundation and a member of the Dean's Advisory Council at Krannert School of Management at Purdue University.

About Charles Schwab

The Charles Schwab Corporation (NASDAQ: SCHW) is a leading provider of financial services, with more than 325 offices, 7.1 million client accounts, and $1.2 trillion in client assets. Through its operating subsidiaries, the Company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC), offers a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through its Schwab Institutional division. The Charles Schwab Bank, N.A. (member FDIC) provides banking and mortgage services and products. The Company's other operating subsidiaries include U.S. Trust Corporation (member FDIC) and CyberTrader®, Inc. (member SIPC). More information is available at www.aboutschwab.com.

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